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                                                                 Exhibit 10.9(b)

                             CONSTRUCTION AGREEMENT


         This Agreement made and entered into as of this 16th day of Nov. 1999, by and between Airport Authority of the City of Lincoln, Nebraska, a body politic and corporate, hereinafter referred to as "Authority" and BioNebraska, Inc., a corporation, hereinafter referred to as "BioNebraska".

         WITNESSETH:

         WHEREAS, BioNebraska has entered into a Commercial Net Building and Ground Lease for Building No. 2274 located in Lincoln Air Park West, Lincoln Municipal Airport, Lincoln, Nebraska; and

         WHEREAS, BioNebraska desires to construct a certain addition and improvements to the building; and

         WHEREAS, Authority agrees to fund said construction up to a maximum sum of Three Hundred Ninety-five Thousand Dollars ($395,000.00).

         NOW, THEREFORE, it is agreed as follows:

         1. BioNebraska shall submit plans and specifications for the construction of a 652 square foot mechanical room addition to Building No. 2274, and the finish of approximately 1,522 square feet of existing unfinished area and various associated work to Authority for Authority's approval prior to initiation of construction, such approval to be acted on in a timely fashion and not to be unreasonably withheld. After Authority's approval of said plans, BioNebraska shall submit said plans to City Codes Administration for their review and approval. All construction of the said addition and improvements shall be conducted in such a manner as to not impair, interfere or interrupt any utility or other services for Lincoln Air Park West and shall comply with all municipal, state and federal codes and regulations. Construction costs shall include any costs required for the relocation of or additions to any utility services.

         2. As work is completed and invoices received, BioNebraska shall submit them to Authority for payment. All invoices submitted shall be approved by BioNebraska and Authority agrees to make payment up to a maximum sum of Three Hundred Ninety-five Thousand Dollars ($395,000.00). It is understood and agreed that this fund will be used solely for the costs of construction of the said addition and improvements and shall not include equipment other than restroom and other such plumbing fixtures, lighting, electrical, heating, venting and standard air conditioning equipment, communications switchgear and wiring.

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         3. BioNebraska shall supervise all construction and will insure that all work is completed in a good workmanlike manner. BioNebraska agrees to pay all costs of construction in excess of Three Hundred Ninety-five Thousand Dollars ($395,000.00). If construction costs funded by Authority are less than Three Hundred Ninety-five Thousand Dollars ($395,000.00) the parties shall execute a lease addendum setting forth the corrected amount.

         4. BioNebraska shall pay for any and all off-site improvements directly required by the construction of the said addition and improvements on the demised premises.

         5. All contractors hired by BioNebraska for the construction of the said addition and improvements shall maintain liability insurance in a minimum amount of One Million Dollars ($1,000,000.00).

         6. Upon completion of construction, BioNebraska shall convey to Authority all interest it may have in the said addition and improvements except for the equipment and systems described below free and clear of all encumbrances. Said addition and improvements shall be and remain the property of Authority, however, BioNebraska shall keep, maintain and repair the said addition and improvements at its sole cost during the term of its Lease.

         7. Authority grants to BioNebraska the option to remove the following equipment from the premises provided that after removal BioNebraska shall repair and restore the premises to a condition acceptable to Authority and provided that if the HVAC unit and/or the boiler is removed, then BioNebraska shall provide a replacement HVAC and boiler to provide heat and air conditioning to a standard acceptable to Authority, but not a "clean room environment." The equipment which may be removed in addition to any process equipment installed separately by BioNebraska is as follows:

         a. HVAC - entire roof-top unit including HEPA filters, filter housings and diffusers,

         b.       Temperature/pressure monitoring, recording and control system,

         c.       Clean steam generators and distribution piping systems,

         d.       DI water system and WFI system,

         e.       Nitrogen, oxygen, ammonia and compressed air systems,

         f. Chemical fume hoods and biosafety hoods with controls, sound attenuators and all roof-top exhaust blowers, and

         g.       Security system components excluding in-wall wiring.


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         8. It is understood and agreed that BioNebraska is entering into a lease extension for Building No. 2274 through October 31, 2013. Authority is willing to fund construction of the addition and improvements itemized in this agreement, due to BioNebraska's commitment to this Lease. BioNebraska shall reimburse Authority the sum of Three Hundred Ninety-five Thousand Dollars ($395,000.00) plus interest at the rate of eight and three-quarters percent (8 3/4%) per annum payable in the amount of Four Thousand Eighty-five Dollars and Seventy-nine Cents ($4,085.91) per month payable in advance on the first day of each month beginning November 1, 1999, and ending October 31, 2013. This payment is included in the consolidated loan payment set forth in the Lease. In the event that BioNebraska should fail to perform the terms of the said Lease and not remain as a tenant for the entire term, then, BioNebraska agrees to pay to Authority a sum equal to the net balance of the unamortized principal amount of actual construction costs funded by Authority, up to Three Hundred Ninety-five Thousand Dollar eight and three-quarters ($395,000.00) eight and three-quarters/s/ TRC /s/ Jamortized at percent (8 3/4 %) interest over fourteen (14) years, (November 1, 1999, through October 31, 2013) for the term of years remaining on the said Lease. Said sum shall be paid by BioNebraska no later than thirty (30) days from date of billing by Authority.

         9. In the event that BioNebraska shall be in breach of the terms of this Agreement and that BioNebraska shall fail to commence reasonable steps to correct such breach within thirty (30) days of receiving written notice of such breach from Authority, then Authority may elect, upon ten (10) days prior written notice to BioNebraska, to declare the entire amount of the construction costs funded by Authority immediately due and payable.

         IN WITNESS WHEREOF, the parties have hereunto executed this agreement the day and year first above written.

                                            AIRPORT AUTHORITY OF THE CITY
ATTEST:                                     OF LINCOLN, NEBRASKA



/s/ Steve Glenn                             By: /s/ Ed Raines
----------------------------------             -------------------------------
Secretary                                      Chairman

ATTEST:                                     BIONEBRASKA, INC.



                                            By /s/ Thomas R. Coolidge
---------------------------------              -------------------------------
Secretary                                           Chairman of the Board & CEO


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APPROVED AS TO FORM:


 /s/ Michael R. Johnson              of
-------------------------------------
Johnson & Baker, P.C.
Legal Counsel for the Airport
Authority of the City of Lincoln,
Nebraska


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